Exhibit 99.1

NEXSTAR MEDIA GROUP COMPLETES TRIBUNE MEDIA ACQUISITION CREATING

THE NATION’S LARGEST LOCAL TELEVISION BROADCASTER

Leading Local Content Distribution and Marketing Solutions Platform Now Reaches 15 of the

Top 25 U.S. Markets; Produces over 254,000 Hours of Locally-Focused News and

Content Annually with Plans to Further Expand Local Programming

Completes Previously Announced Divestitures of 21 Television Stations

Increases Expected First Year Operating Synergies to Approximately

$185 Million from Approximately $160 Million

Initiates Pro-Forma Average Annual Free Cash Flow Guidance

for the 2019/2020 Cycle of $1.02 Billion

IRVING, Texas – September 19, 2019 – Nexstar Media Group, Inc. (Nasdaq: NXST) (“Nexstar”) announced today that it completed its previously announced acquisition of Tribune Media Company (NYSE: TRCO) (“Tribune Media”) in an accretive transaction valued at approximately $7.2 billion including the assumption of Tribune Media’s outstanding debt (the “Tribune Transaction”). Pursuant to the merger agreement, Nexstar acquired all outstanding shares of Tribune Media for $46.687397 per share in cash, inclusive of $0.187397 per share to reflect the final closing date relative to the August 31, 2019 targeted closing date.

The combination creates the nation’s largest pure-play local broadcast television and digital media company, with national coverage and reach to approximately 39% of U.S. television households (reflecting the FCC’s UHF discount). Nexstar will benefit from increased operational, geographic and economic diversity and scale as a result of Tribune Media’s diverse portfolio of media assets including owned or operated broadcast television stations in major U.S. markets; compelling local news and entertainment content; significant broadcast distribution; ownership of WGN America, a growing national general entertainment cable network; a 31.3% ownership stake in TV Food Network, a top tier cable asset; and equity holdings in several digital media businesses. As a result of the Tribune Transaction, Nexstar is now the nation’s leading provider of local news, entertainment, sports, lifestyle and network programming through its broadcast and digital media platforms based on U.S. TV household reach.

Nexstar also announced that upon closing the Tribune Transaction it completed the previously announced divestitures of 21 television stations for total consideration of approximately $1.33 billion (inclusive of a purchase price adjustment for two Indianapolis stations sold to Circle City Broadcasting). In addition, based on due diligence completed since the Tribune Transaction was announced, Nexstar now expects first year operating synergies of approximately $185 million, an increase from its prior estimate of $160 million.

Reflecting the additional identified synergies, the favorable station divestiture process, terms for the financing of the Tribune Transaction, recent operating results and one-time revenue losses and expenses incurred in the 2019 third quarter related to distribution negotiations with AT&T, which resulted in an approximate $20 million annual impact to Nexstar’s 2018/2019 and 2019/2020 free cash flow, Nexstar is reiterating its pro-forma average annual free cash flow guidance for the 2018/2019 cycle of approximately $900 million and initiating pro-forma average annual free cash flow guidance for the 2019/2020 cycle of approximately $1.02 billion. Nexstar has approximately 46.1 million shares of Class A Common Stock outstanding (the only class of shares outstanding).

Reflecting recent operating results, voluntary debt repayments in the current quarter to date and the terms of the transaction financings, Nexstar’s net leverage ratio at closing is approximately 4.9x. Nexstar intends to allocate a significant portion of its annual free cash flow to leverage reduction and with high levels of political spending anticipated in 2020, Nexstar is targeting a total net leverage ratio of less than 4.0x at December 31, 2020.

Perry Sook, Chairman, President and CEO of Nexstar, commented, “The completion of our accretive acquisition of Tribune Media increases Nexstar’s geographic diversity and audience reach with national coverage and an expanded presence in top 50 DMAs, while offering complementary media assets and investments, scale driven synergies and further cash flow diversification. Nexstar Media Group is now the nation’s leading creator and distributor of local news, entertainment, sports, lifestyle and network programming through its broadcast and digital media platforms based on U.S. TV household reach with pro-forma 2018/2019 average annual revenue of approximately $4.3 billion. Today, Nexstar produces over 254,000 hours of local news and content annually with plans to expand our local programming over the coming year. With 197 full power, owned or serviced, television stations in 115 markets, consistent, high margin contributions from its TV Food Network ownership stake, positive cash flow from the national cable network WGN, growing digital media operations, and the onset of 2020 political spending, Nexstar is entering its next growth cycle. Our platform expansion elevates Nexstar’s ability to deliver superior engagement across all devices, including large-scale reach to online users as combined active users of Nexstar and Tribune Media websites would be the nation’s top site for news and information as ranked by Comscore.

“Reflecting the updated guidance provided today, on a pro forma basis the Tribune Transaction will result in approximately 51% growth in Nexstar’s stand-alone average annual free cash flow in the 2018/2019 cycle to approximately $900 million and nearly 60% growth to approximately $1.02 billion in the 2019/2020 cycle. As the largest local broadcast television group in the United States with a diverse portfolio of valuable media assets, Nexstar is well positioned to compete aggressively both locally and nationwide. Given the significant free cash flow from operations we intend to immediately reduce leverage and increase our return of capital to stockholders while continuing to invest in our business and team members to improve service to viewers and advertisers. This focus, combined with our time proven operating and integration strategies will enable us to extend our strong long-term record of shareholder value creation.”

Nexstar also announced that three former members of Tribune Media’s senior management team have joined Nexstar, effective immediately:

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Sean Compton has been named Executive Vice President, WGN America, WGN Radio and Director of Content Acquisition. He is responsible for the management of these former Tribune Media properties, as well as the digital multicast television network, Antenna TV and will oversee Nexstar’s programming acquisitions across all television platforms.

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Dana Zimmer will serve as Executive Vice President and Chief Distribution and Strategy Officer. In her new role, Ms. Zimmer is responsible for the distribution and monetization of Nexstar’s broadcast and television content portfolio to cable, satellite, telco and digital media distributors. She will also manage relationships with Nexstar’s network partners at FOX, CBS, NBC, ABC and The CW.

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Gary Weitman has been named Executive Vice President and Chief Communications Officer, responsible for Nexstar’s internal and external communications, media relations, employee communication and the company’s intranet and its website, nexstar.tv.

“Today, the Nexstar team is comprised of more than 13,000 talented team members across America united by a common vision focused on localism, innovation and growth as well as a passion for professional excellence. Sean, Dana and Gary are recognized leaders in their respective fields and we welcome them to the Nexstar senior management team,” said Mr. Sook. “These appointments reflect our proven integration strategy of marrying best of breed practices from our existing operations with those from acquired entities. Our long-term strategy of appointing proven broadcast and digital media leaders has driven our industry-leading innovation, distribution and core revenue growth, seamless M&A integration and enterprise-wide cost management all of which are fundamental to our consistent growth.

“Nexstar has a deep, capable team of operations, finance, content, digital, and legal executives and our stations are led by experienced, results-oriented broadcast executives. With the executive appointments announced today, Nexstar is positioned to extend our legacy of delivering exceptional service to the local communities where we operate and value to our stockholders.”

BofA Merrill Lynch acted as financial advisor and Kirkland & Ellis LLP and Wiley Rein LLP acted as legal counsel to Nexstar in connection with the transaction. Moelis & Company and Guggenheim Securities acted as financial advisors to Tribune Media and Debevoise & Plimpton LLP and Covington & Burling LLP acted as its legal counsel.

Conference Call, Webcast, Investor Presentation

Nexstar will host a conference call tomorrow, Friday, September 20, at 10:00 a.m. ET to review the transaction and host a question and answer session. To access the conference call, interested parties may dial 334/777-6978 (domestic and international callers). The Conference ID Number is 2037601. Participants can also listen to a live webcast of the call from Nexstar’s website at www.nexstar.tv.

During the conference call and webcast, management will review a presentation reviewing the Tribune Transaction benefits which can be accessed at www.nexstar.tv. A webcast replay will be available for 90 days following the live event at www.nexstar.tv. Please call five minutes in advance to ensure that you are connected. Questions and answers will be taken only from participants on the conference call. For the webcast, please allow 15 minutes to register, download and install any necessary software.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 197 television stations and related digital multicast signals reaching 115 markets or approximately 39% of all U.S. television households (reflecting the FCC’s UHF discount). Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. Nexstar also owns WGN America, a growing national general entertainment cable network and a 31.3% ownership stake in TV Food Network, a top tier cable asset. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, the benefits of the Tribune Transaction, Nexstar’s future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, Nexstar’s ability to successfully integrate acquired television stations and digital businesses, including Tribune Media (including its ability to realize acquisition synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in Nexstar’s television stations’ operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, Nexstar’s actual results and financial condition may differ materially from that reflected by the forward-looking statements discussed in this communication. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s Annual Report for the year ended December 31, 2018, Tribune Media’s Annual Report for the year ended December 31, 2018 and each of Nexstar’s and Tribune Media’s subsequent public filings with the Securities and Exchange Commission.

Contact:

Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Media Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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